Exhibit 10.18

EMPLOYMENT AGREEMENT

                This Employment Agreement ("Agreement") is made and entered into as of the 16th day of October, 2001, by and between NuVox, Inc. and Gabriel Communications Properties, Inc., Delaware corporations (the "Company"), and Michael C. Morey ("Executive").

                WHEREAS, Executive desires to continue to be employed by the Company, and the Company desires to continue to employ Executive, upon the terms and conditions hereinafter set forth.

                NOW, THEREFORE, in consideration of the compensation and other benefits of Executive's employment by the Company and the recitals, mutual covenants and agreements hereinafter set forth, Executive and the Company agree as follows:

                1.          Employment Services.

                             (a)        During the Employment Period (as defined below), the Company agrees to employ Executive, and Executive agrees to serve the Company, in Executive’s present capacity as Senior Vice President - Sales and Marketing of the Company or in another executive capacity with responsibilities substantially equivalent to Executive’s present responsibilities. Executive will devote substantially his entire business time and best efforts during the Employment Period to the performance of his duties, as now or hereafter prescribed by the Company’s By-Laws or assigned by the Board of Directors of the Company (the “Board”) or the Chief Executive Officer of the Company, including service in his present offices or other offices with the Company and its subsidiary and associated companies to which he is or hereafter may be elected or appointed; provided, however, that without the consent of Executive, Executive may not be required to regularly perform his duties at any location that is more than twenty-five (25) miles from the present principal executive offices of the Company.

                             (b)        Executive shall not, during the Employment Period, become or serve as a director, officer, employee or member of any entity conducting, nor become an owner of any substantial interest in any entity conducting, a business in substantial competition with the Company’s business.

                2.          Term of Employment.      The term of this Employment Agreement (the "Employment Period") shall be the two (2) year period from the date hereof to and including October 31, 2003 (the "Initial Period"), and shall thereafter continue from year to year (each an "Annual Extension"), unless sooner terminated as provided in the second sentence of this Section 2 or in Section 4 hereof. Unless sooner terminated as provided in Section 4 hereof, the Employment Period may be terminated by either the Company or Executive, at the end of the Initial Period or an Annual Extension, if a written notice of nonrenewal is delivered to the other party at least six (6) months prior to the end of such Initial Period or Annual Extension, as the case may be.

                3.          Compensation and Benefits.

                             (a)        Annual Base Salary.      During the Employment Period, the Company shall pay Executive as compensation for his services an annual base salary in an amount determined by the Compensation Committee of the Board. Such annual base salary shall be at the annual rate of not less than Two Hundred Thousand Dollars ($200,000) through December 31, 2001. Executive’s annual base salary rate shall be reviewed at least annually for increase in the discretion of the Compensation Committee; Executive’s annual base salary rate shall not be subject to decrease at any time during the Employment Period other than as a result of an across the board adjustment affecting all of the Company’s most senior executives proportionately. Executive’s base salary shall be payable in accordance with the Company’s usual practices.

                             (b)        Annual Bonus.      During the Employment Period, Executive shall be eligible for an annual bonus under a bonus program to be established by the Compensation Committee of the Board and approved by the Board. Under the bonus program, Executive’s annual bonus will be tied to performance criteria and Executive is expected to be eligible for a bonus of thirty to forty percent (30-40%) of his annual base salary.

                             (c)        Benefits.      During the Employment Period, Executive shall also be (i) eligible to participate in all benefit programs from time to time maintained by the Company for the benefit of its executives including without limitation, its group medical, dental and term life insurance coverages, 401 (k) Plan, the NuVox, Inc. 2001 Stock Incentive Plan (“Stock Plan”) and the NuVox, Inc. 2001 Performance Plan (the “Performance Plan”), in each case on and subject to the terms and conditions of each of such programs as such programs apply to the Company’s executives, and (ii) be entitled to four (4) weeks of paid vacation per year. Executive’s benefits shall include the following which have been awarded as of the date of, and in connection with Executive’s execution of, this Agreement:

                          2001 Performance Plan: Participation Grant - 3.00%

                          2001 Stock Incentive Plan: Series F-1 Options - 450,000 shares @ $0.59 per share.

                4.          Termination of Employment.      Prior to the expiration of the Employment Period, this Agreement and Executive's employment may be terminated as follows:

                             (a)        Automatically upon Executive's death.

                             (b)        By the Company, upon thirty (30) day's prior written notice to Executive, in the event the Board believes that Executive, by reason of physical or mental illness, is unable to perform a material portion of the services required of Executive hereunder for a continuous one-hundred thirty-five (135) day period; in the event of a disagreement concerning the existence of any such disability (in which event any such termination shall not become effective until such disagreement shall have been resolved), the matter shall be resolved by a disinterested licensed physician chosen by the Company (such physician to be located within 50 miles of Executive’s principal residence) and otherwise reasonably satisfactory to the Executive or his legal representative.

                             (c)        By the Company, for "Good Cause." "Good Cause" shall mean:

                           (1)           The willful and continued failure of Executive to substantially perform material duties assigned to Executive in accordance with Section 1(a) hereof (other than any such failure resulting from incapacity due to physical or mental illness);

(2) A material breach of Section 1(b) of this Agreement by Executive; or

(3) Executive's commission of fraud or willful conduct which significantly harms the Company or its subsidiaries or which significantly impairs Executive's ability to perform his duties.

For purposes of this definition, no act, or failure to act, shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

                             (d)        By the Company, without Good Cause, upon seven (7) days prior written notice to Executive. A termination without Good Cause shall be deemed to exist upon any termination of Executive by the Company other than as set forth in Sections 4(a), (b), (c) or (f) or upon delivery by the Company of a notice of non-extension pursuant to Section 2.

                             (e)        By Executive, following his determination that "Good Reason" for termination exists. "Good Reason" shall be deemed to exist if:

(1) Executive's titles, duties, authorities or responsibilities are materially reduced or modified without Executive's consent, in his sole discretion, from those specified herein; or

(2) A change in the location of the Company's executive offices to a location that is greater than 25 miles from its present location.

                             (f)        By the Company, following a Change of Control (as defined in the Stock Plan).

                             (g)        By Executive, upon ninety (90) days prior written notice to the Company, for serious personal reasons that Executive believes makes it inadvisable for him to continue to perform his services hereunder.

                5.          Effect of Termination of Employment.      Upon termination of Executive's employment and this Agreement, the rights and obligations of the parties pursuant to Sections 7 through 14 and Section 16 shall be unaffected, but all other rights and obligations of the parties hereunder shall cease, except:

                             (a)        If this Agreement is terminated pursuant to Section 4(a) or (b), Executive (or his estate) shall receive his base salary and benefits (as applicable) accrued through the end of the calendar month in which such termination occurs (including his then vested Options and Participation Grants under the Stock Plan and the Performance Plan) and his annual base salary and benefits (as applicable) for a period of twelve (12) calendar months thereafter (according to the same payroll practices that are in effect at the time of termination). In addition, Executive (or his estate) shall receive a lump sum payment, within ten days of any such termination, equal to the maximum bonus for which Executive was eligible in the year in which such termination occurs, plus payment for his accrued but untaken vacation for the portion of the year in which such termination occurs. Any unvested Options and Participation Grants awarded granted to Executive under terms of the terms of the Stock Plan and the Performance Plan shall be forfeited.

                             (b)        If this Agreement is terminated pursuant to Section 4(c) or 4(g), Executive shall receive his base salary and benefits accrued through the date of such termination of employment (including his then vested Options and Participation Grants under the Stock Plan and the Performance Plan). Any unvested Options and Participation Grants under the terms of the Stock Plan and the Performance Plan shall be forfeited.

                             (c)        If this Agreement is terminated pursuant to Section 4 (d), Executive shall receive (i) his base salary and benefits (as applicable) accrued through the end of the calendar month in which such termination occurs, (ii) his base salary for a period of twelve (12) calendar months thereafter (according to the same payroll practices that are in effect at the time of termination), and (iii) his benefits (as applicable) for the remainder of the Initial Period or for a period of twelve (12) months, whichever is shorter, or for the remainder of the applicable Annual Extension, as the case may be. In addition, Executive shall receive a lump sum payment for his accrued but untaken vacation for the portion of the year in which such termination occurs. Notwithstanding the terms of the Stock Plan and the Performance Plan and any Options and Participation Grants awarded to Executive thereunder and outstanding immediately prior to such termination, 1/36 of such Options and Participation Grants shall become exercisable and fully vested for each full month of continuous service with the Company subsequent to the date of the grant thereof and for an additional twelve (12) full months thereafter (so that, for example, if such termination occurs after eighteen months of continuous service, 30/36 of such Options and Participation Grants would become exercisable and fully vested), and the balance, if any, shall be forfeited.

                             (d)        If this Agreement is terminated pursuant to Section 4(e), Executive shall receive his base salary and benefits (as applicable) for a period of twelve (12) calendar months after the date of such termination (according to the same payroll practices that are in effect at the time of termination). Any unvested Options and Participation Grants under the terms of the Stock Plan and the Performance Plan shall be forfeited.

                             (e)        If this Agreement is terminated pursuant to Section 4(f), Executive shall receive his base salary for the remainder of the calendar year in which such termination occurs and benefits (as applicable) for the remainder of the Initial Period or the applicable Annual Extension, as the case may be. In addition, Executive shall receive a lump sum payment equal to two times his then current annual base salary, plus two times the maximum bonus for which Executive was eligible in the year in which such termination occurs. Notwithstanding the terms of the Stock Plan and the Performance Plan and any Options and Participation Grants awarded to Executive thereunder, all such Options and Participation Grants outstanding thereunder immediately prior to such termination shall immediately become exercisable and fully vested.

                             (f)        All shares of stock, options and warrants held by Executive at the time of termination shall remain subject to the terms of the Stock Plan and the agreements pursuant to which they were issued.

                             (g)        If Executive accepts alternative employment at any time during which payments are being made and/or benefits are being provided to Executive under Section 5(c) or 5(d), the Company may (i) offset the amount of base salary paid to Executive by his new employer against the amounts of base salary otherwise payable thereunder from and after the effective date of such alternative employment and (ii) if Executive’s new employer provides group medical, dental and/or life insurance coverages, the Company’s obligation to provide such coverages hereunder shall cease upon the effectiveness of his new coverages.

                6.          Provisions Relating to Taxation of Payments.

                             (a)        Gross-up Payment.      Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such payment or distribution.

                             (b)        Determination of Gross-Up.      Subject to the provisions of paragraph (c) of this Section 6, all determinations required to be made under this Section 6, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by an accounting firm satisfactory to the Company and Executive (“Accounting Firm”). The Accounting Firm shall make such determination and provide detailed supporting calculations to both the Company and Executive within fifteen (15) business days after it is requested to do so. The initial Gross-Up Payment, if any, as determined pursuant to this paragraph (b) of this Section 6, shall be paid to Executive within five (5) business days after the Company’s receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that he has legal authority satisfying the criteria set forth in Treasury Regulation Section 1.6661-3 or similar successor provisions not to report any Excise Tax on his federal income tax return. Any determination by the Accounting Firm shall be binding upon the Company and Executive.

                             (c)        Dispute of Tax Claim.      Executive shall notify the Company in writing of any proposed assessment or proposed adjustment by the Internal Revenue Service (“IRS”) pursuant to an audit of Executive’s federal income tax return or otherwise, that, if successful, would require the payment by the Company of a Gross-Up Payment (hereinafter referred to as a “Claim”). Such notice shall be given as soon as practicable but no later than ten (10) business days after the earlier of (i) the receipt by Executive of a written notice of proposed adjustment from the IRS or (ii) the receipt by Executive of a statutory notice of deficiency. Such notice by Executive to the Company shall include (i) notice of the amount of the proposed assessment or proposed adjustment which relates to the Claim and the taxable year or years in which the Claim arises, (ii) the general nature of the Claim and (iii) all relevant written reports of the examining agent relating to the Claim. Within thirty (30) days of (i) the receipt by Executive of a final assessment or (ii) the execution by Executive and the IRS of a closing agreement, with respect to any tax year of Executive in which a Claim has been raised, pursuant to which Executive is required to pay any amount with respect to the Claim, Executive shall provide the Company and the Accounting Firm with a copy of such assessment or agreement, together with supporting documents sufficient to determine the amount of such tax liability that was attributable to the Claim. The Accounting Firm shall determine the amount Gross-Up Payment under this Agreement due to such tax liability and the Company will make such Gross-Up Payment to Executive within five (5) business days after its receipt of such determination.

                7.          Withholding.      All compensation paid to Executive shall be subject to customary withholding taxes and other employment taxes as required with respect thereto.

                8.          Non-Waiver of Rights.      The failure of either party to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

                9.          Severability and Interpretation.      In the event of a conflict between the terms of this Agreement and any of the definitions or provisions in the Stock Plan and the Performance Plan, the terms of this Agreement shall prevail. Whenever possible, each provision of this Agreement and any portion hereof shall be interpreted in such a manner as to be effective and valid under applicable law, rules and regulations. If any covenant or other provision of this Agreement (or portion thereof) shall be held to be invalid, illegal, or incapable of being enforced, by reason of any rule of law, rule, regulation, administrative order, judicial decision or public policy, all other conditions and provisions of this Agreement shall, nevertheless, remain in full force and effect, and no covenant or provision shall be deemed dependent upon any other covenant or provision (or portion) unless so expressed herein. The parties hereto desire and consent that the court or other body making such determination shall, to the extent necessary to avoid any unenforceability, so reform such covenant or other provision or portions of this Agreement to the minimum extent necessary so as to render the same enforceable in accordance with the intent herein expressed.

                10.          Entire Agreement.      This Agreement represents the entire and integrated Employment Agreement between Executive and the Company and supersedes all prior negotiations, representations and agreements, either written or oral, with respect thereto.

                11.          Notice.      All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed as set forth in this Section 11 or to such other address as may hereafter be notified by such party to the other party. Notices and communications shall be effective at the time they are given in the foregoing manner (provided that notice by mail shall be deemed given three business days after posting).

If to Executive: Michael C. Morey 16 Sackston Woods St. Louis, MO 63141

If to the Company: NuVox, Inc. 16090 Swingley Ridge Road, Suite 500 Chesterfield, MO 63017 Attn: Secretary

                12.          Amendments and Waivers.      No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto, and signed by the parties hereto.

                13.          Assignments.      This Agreement shall inure to the benefit of, and be binding upon, the Company, its successors and assigns and/or any other entity which shall succeed to the business presently being conducted by the Company. Being a contract for personal services, neither this Agreement nor any rights hereunder shall be assigned by Executive.

                14.          Choice of Forum and Governing Law.      The parties agree that: (i) any litigation involving any noncompliance with or breach of this Agreement, or regarding the interpretation, validity and/or enforceability of this Agreement, shall be filed and conducted in the state or federal courts in St. Louis County, Missouri; and (ii) this Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri, without regard for any conflict of law principles.

                15.          Headings.      Section headings are provided in this Agreement for convenience only and shall not be deemed to substantively alter the content of such sections.

                16.          Indemnification.      To the fullest extent permitted by the indemnification provisions of the Certificate of Incorporation and By-laws of the Company in effect as of the date of this Agreement and the indemnification provisions of the corporation statute of the jurisdiction of the Company's incorporation in effect from time to time (collectively, the "Indemnification Provisions"), and in each case subject to the conditions thereof, the Company shall (i) indemnify the Executive, as a director and officer of the Company or a subsidiary of the Company or a trustee or fiduciary of an employee benefit plan of the Company or a subsidiary of the Company, or, if the Executive shall be serving in such capacity at the Company's written request, as a director or officer of any other corporation (other than a subsidiary of the Company) or as a trustee or fiduciary of an employee benefit plan not sponsored by the Company or a subsidiary of the Company, against all liabilities and reasonable expenses that may be incurred by the Executive in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, because the Executive is or was a director or officer of the Company, a director or officer of such other corporation or a trustee or fiduciary of such employee benefit plan, and against which the Executive may be indemnified by the Company, and (ii) pay for or reimburse the reasonable expenses incurred by the Executive in the defense of any proceeding to which the Executive is a party because the Executive is or was a director or officer of the Company, a director or officer of such other corporation or a trustee or fiduciary of such employee benefit plan. The rights of the Executive under the Indemnification Provisions shall survive the termination of the employment of the Executive by the Company.

                             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Michael C. Morey

NuVox, Inc. and Gabriel Communications Properties, Inc.

By:
Name: David L. Solomon Title: Chairman and Chief Executive Officer